Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Paul Surdez - 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES FULL PORTFOLIO OF
HEPATITIS C VIRUS DRUG RESISTANCE ASSAYS

Expanded testing services enable precision medicine by providing clinicians with information to select optimal treatment and characterize treatment failure

BURLINGTON, NC, May 18, 2015 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) today announced the launch of two new Hepatitis C Virus (HCV) drug resistance assays. The HCV NS5A and NS5B Drug Resistance Assays expand LabCorp’s portfolio of HCV resistance tests that includes HCV GenoSure® NS3/4A, which was launched in 2011. These tests are available through Monogram Biosciences, a member of the LabCorp Specialty Testing Group, and a leader in the development and commercialization of innovative antiviral diagnostics.
Chronic viral hepatitis is the leading cause of liver failure, liver transplantation and hepatocellular carcinoma. The U.S. Centers for Disease Control and Prevention (CDC) estimates that more than three million people in the U.S., and 170 million individuals worldwide, are infected with HCV. Since 2011, the U.S. Food and Drug Administration (FDA) has approved six new drug applications for HCV treatment that include one or more direct acting antiviral (DAA) agents. DAA-based regimens have dramatically improved HCV cure rates compared to interferon-based treatment regimens, which have been standard of care for over two decades.
Although DAA treatment is highly successful, DAA treatment can fail if a patient is infected with certain HCV variants that are drug resistant. LabCorp’s HCV drug resistance assays provide clinicians with actionable knowledge that can guide treatment decisions. The HCV NS5B Drug Resistance Assay assesses resistance to sofosbuvir, which was approved as a single DAA in 2013 and as a co-formulation with the NS5A inhibitor, ledipasvir, in 2014. The HCV NS5A Drug Resistance Assay assesses resistance to ledipasvir. In addition, LabCorp’s portfolio of HCV resistance assays can assess resistance to each component of the latest FDA-approved DAA-based regimen, which is comprised of paritaprevir, ombitasvir and dasabuvir.
LabCorp’s HCV DAA resistance assays are the first to be developed using state of the art next generation sequencing (NGS) technology, which features improved discrimination of small populations of drug resistant virus. The complete portfolio of LabCorp HCV drug resistance assays is also available through Monogram and for customers of Covance Drug Development to support pre-clinical development and clinical evaluation of new HCV DAA candidates.
“LabCorp’s launch of the HCV NS5A and NS5B Drug Resistance Assays, combined with the first-to-market HCV GenoSure NS3/4A Assay, enables clinicians to assess resistance to all of the DAA treatment regimens that have been approved by the FDA,” stated Dr. Marcia Eisenberg, LabCorp Diagnostics’ Chief Scientific Officer. “LabCorp’s expanded HCV drug resistance testing portfolio is the latest example of LabCorp’s commitment to deliver world-class diagnostics to reduce treatment failures and improve patient outcomes at lower costs.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With combined revenue proforma to the Covance acquisition in excess of $8.5 billion in 2014 and more than 48,000 employees in over 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2015 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2014, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K for the year ended December 31, 2014, subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.